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EXHIBIT 99.2


MONDAY FEBRUARY 7, 8:37 AM EASTERN TIME

COMPANY PRESS RELEASE

HEALTHGRADES.COM ANNOUNCES PROPOSED FINANCING

LAKEWOOD, Colo.--(BW HealthWire)--Feb. 7, 2000--HealthGrades.com, Inc. (Nasdaq:HGRD - news) today announced that it has signed an agreement for a private equity financing by Essex Woodlands Health Ventures Fund IV, L.P. ("Essex"). Essex has advised HealthGrades.com that the principals of its General Partner manage capital in excess of $225 million. Under the terms of the agreement, the Company will raise $8.47 million of equity capital. Essex will invest $5 million in HealthGrades.com and will receive 2.5 million shares of HealthGrades.com common stock and five-year warrants to purchase 875,000 shares of common stock at a purchase price of $4.00 per share. In addition, some of HealthGrades.com's executive officers will receive an aggregate of 1.6 million shares of common stock and five-year warrants to purchase 560,000 shares of common stock at $4.00 per share in exchange for cancellation of $3.2 million in promissory notes issued to them by the Company. In December 1999, the senior executives of HealthGrades.com loaned the Company $3.55 million to facilitate the purchase by HealthGrades.com of a portion of the minority interest in its Internet healthcare information subsidiary, thereby enabling HealthGrades.com to increase its ownership of that subsidiary to 90%. The executives are now willing to convert $3.2 of that loan into equity on substantially the same terms as Essex. Also, Punk, Ziegel & Company Investors LLC and an affiliate will invest $270,000 and will receive 135,000 shares of common stock and five-year warrants to purchase 47,250 shares of common stock at $4.00 per share. Consummation of the financing is subject to certain conditions, including revision of payment terms under our bank credit facility.

In connection with the proposed financing, Nasdaq has approved the Company's request for an exception to Nasdaq's shareholder approval requirements.

The securities to be issued in the transaction will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release contains forward-looking statements addressing the anticipated completion of the proposed financing and the nature of the investments by Essex, some of HealthGrades.com's executive officers and Punk, Ziegel & Company Investors LLC and an affiliate. Actual results may differ materially from those described in such forward-looking statements due to several factors, including the failure of HealthGrades.com to satisfy the closing conditions applicable to it or the occurrence of events that delay or prevent the closing of the financing.

Contact:
     HealthGrades.com Inc.
     Patrick Jaeckle, 303/716-0041